Herman Miller Reports Third Quarter Fiscal 2017 Results
Webcast to be held Thursday, March 23, 2017, at 9:30 AM ET

Release	Immediate
Date	March 22, 2017
Contact	Kevin Veltman (616) 654-3973 or kevin_veltman@hermanmiller.com
Jeff Stutz (616) 654-8538 or jeff_stutz@hermanmiller.com
Media (616) 654-5977 or media_relations@hermanmiller.com
Address	Herman Miller, Inc., 855 East Main Avenue, PO Box 302, Zeeland, MI 49464-0302
Internet	www.hermanmiller.com

NOTE: A data supplement with additional financial information relating to the periods covered by this press release is available for download from the company’s website at http://www.hermanmiller.com/about-us/investors.html.

Herman Miller, Inc. (NASDAQ: MLHR) today announced results for its third quarter ended March 4, 2017. Net sales in the quarter totaled $524.9 million, a decrease of 2.2% from the same quarter last fiscal year. New orders in the third quarter of $543.2 million were 6.8% above the prior year level.

The company estimates its most recent price increase, which became effective on February 6, 2017, had the effect of accelerating approximately $21 million of orders that would have otherwise been entered in the fourth quarter of fiscal 2017. On an organic basis, which adjusts for this order acceleration as well as foreign currency translation and dealer divestitures, net sales in the third quarter increased by 0.1% and orders increased by 4.8% from the same quarter last fiscal year.

Herman Miller reported net earnings of $0.37 per share on a diluted basis in the third quarter compared to diluted earnings per share of $0.46 in the same quarter last fiscal year. Excluding the impact of certain restructuring charges and a gain from a dealer divestiture recognized in the period, adjusted earnings per share in the third quarter totaled $0.39.

Brian Walker, Chief Executive Officer, stated “While demand patterns across our business remained mixed this quarter, we were particularly pleased to see a marked improvement in the level and pacing of new orders within our North American Contract and Consumer business segments, both of which posted strong growth over the third quarter of last year. Net sales and gross margins for the quarter were within the range we anticipated coming into the period, and our teams did an outstanding job controlling operating expenses. The combination of these factors helped drive net earnings above the expectations we established back in December.”

Mr. Walker continued, “The organization is in the early phases of executing on our plan to reduce operating costs, with a target of achieving between $25 million and $35 million of annual savings over the next three fiscal years. These savings will be used to fund future growth initiatives, offset expected inflationary pressures, and improve operating leverage. We still have a lot of work to do, but our results this quarter give us confidence we have the right talent and organizational focus to achieve these objectives.”

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Third Quarter Fiscal 2017 Financial Results

FINANCIAL HIGHLIGHTS
(Dollars in millions, except per share data)	(Unaudited)			(Unaudited)
	Three Months Ended			Nine Months Ended
	3/4/2017	2/27/2016	% Chg.	3/4/2017	2/27/2016	% Chg.
	(13 weeks)	(13 weeks)		(40 weeks)	(39 weeks)
Net Sales	$524.9	$536.5	(2.2)%	$1,701.0	$1,682.3	1.1%
Gross Margin %	37.2%	38.7%	N/A	37.8%	38.6%	N/A
Operating Expenses	$157.8	$163.5	(3.5)%	$498.7	$494.1	0.9%
Restructuring Expenses	$2.7	$—	N/A	$3.7	$—	N/A
Operating Earnings %	6.7%	8.3%	N/A	8.3%	9.2%	N/A
Adjusted Operating Earnings %*	7.0%	8.3%	N/A	8.5%	9.2%	N/A
Adjusted EBITDA*	$52.5	$56.0	(6.3)%	$188.0	$194.1	(3.1)%
Net Earnings Attributable to Herman Miller, Inc.	$22.5	$27.9	(19.4)%	$90.5	$96.1	(5.8)%
Earnings Per Share – Diluted	$0.37	$0.46	(19.6)%	$1.50	$1.59	(5.7)%
Adjusted Earnings Per Share – Diluted*	$0.39	$0.46	(15.2)%	$1.52	$1.59	(4.4)%
Orders	$543.2	$508.8	6.8%	$1,714.7	$1,673.5	2.5%
Backlog	$331.6	$313.3	5.8%
*Items indicated represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Consolidated gross margin in the third quarter of fiscal 2017 totaled 37.2%, representing a 150 basis point decrease from the level reported in the same quarter of last fiscal year due to comparatively higher levels of price discounting and pressure from commodity costs.
Operating expenses in the current year third quarter were $157.8 million compared to $163.5 million in the same quarter a year ago. This represents a year-over-year decrease of $5.7 million.
The Company also recognized pre-tax restructuring expenses totaling $2.7 million in the third quarter. These costs relate to severance and outplacement benefits associated with targeted workforce reductions implemented during the period.
Herman Miller’s effective income tax rate in the third quarter of both fiscal 2017 and 2016 was 29.8%.

Jeff Stutz, Chief Financial Officer, noted, "We continue to feel the impact of relatively high commodity costs and a challenging pricing environment, both of which pressured our consolidated gross margins relative to same quarter a year ago. With that said, neither of these factors fell outside our expectations coming into the quarter, and we would expect our recently implemented price increase to provide some offset to these pressures as we move through the balance of this fiscal year and into fiscal 2018. Operating expenses were well managed throughout the business this quarter, though we continue to feel the impact of cost inefficiencies inherent with opening new consumer retail studios. This remains a factor in the overall profitability of our Consumer segment as we currently have seven Design Within Reach studios that that have been in place less than twelve months. These near-term inefficiencies aside, we were very pleased with the improved sales and order momentum this quarter, and remain confident that the fundamental value drivers of real estate transformation and product mix will deliver improved operating margins for the Consumer business segment going forward.”
The company ended the third quarter with total cash and cash equivalents of $78.4 million. Cash flow generated from operations in the third quarter was $27.8 million compared to $52.7 million in the same quarter last fiscal year, primarily due to changes in working capital.

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Segment Sales and Orders Results

The following tables summarize reported and organic segment sales and orders for the third quarter of fiscal 2017:

Organic Sales Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	3/4/17					2/27/16
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Net Sales, as reported	$309.8	$88.0	$54.0	$73.1	$524.9	$312.7	$98.9	$54.7	$70.2	$536.5
% change from PY	(0.9)%	(11.0)%	(1.3)%	4.1%	(2.2)%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(2.9)	(6.6)	—	—	(9.5)
Currency Translation Effects (1)	(0.9)	3.6	—	(0.1)	2.6	—	—	—	—	—
Net Sales, organic	$308.9	$91.6	$54.0	$73.0	$527.5	$309.8	$92.3	$54.7	$70.2	$527.0
% change from PY	(0.3)%	(0.8)%	(1.3)%	4.0%	0.1%

Organic Order Growth (Decline) by Segment *

	Three Months Ended					Three Months Ended
	3/4/17					2/27/16
	North America	ELA	Specialty	Consumer	Total	North America	ELA	Specialty	Consumer	Total
Orders, as reported	332.8	$85.5	$51.8	$73.1	$543.2	$296.3	$94.5	$53.5	$64.5	$508.8
% change from PY	12.3%	(9.5)%	(3.2)%	13.3%	6.8%

Proforma Adjustments
Dealer Divestitures	—	—	—	—	—	(4.7)	(5.5)	—	—	(10.2)
Currency Translation Effects (1)	(1.5)	1.9	—	(0.1)	0.3	—	—	—	—	—
Price Increase Pull Forward Impact	(20.0)	—	(1.0)	—	(21.0)	—	—	—	—	—
Orders, organic	$311.3	$87.4	$50.8	$73.0	$522.5	$291.6	$89.0	$53.5	$64.5	$498.6
% change from PY	6.8%	(1.8)%	(5.0)%	13.2%	4.8%
(1) Currency translation effects represent the estimated net impact of translating current period sales and orders using the average exchange rates applicable to the comparable prior year period.

* Items represent Non-GAAP measurements; see the reconciliations of non-GAAP financial measures and related explanations in the supplemental data file available for download at http://www.hermanmiller.com/about-us/investors.html. A copy of this supplemental data file has also been included with the earnings press release filed on Form 8-K with the Securities and Exchange Commission.

Fourth Quarter Fiscal 2017 Guidance

Looking forward, Herman Miller expects net sales in the fourth quarter of fiscal 2017 to be in the range of $575 million to $595 million. On an organic basis, adjusted for the impact of dealer divestitures and foreign currency translation, this forecast implies organic sales growth of 4.2% compared to the fourth quarter of the prior year at the mid-point of the range. Diluted earnings per share in the quarter are expected to range from $0.53 to $0.57 per share.
Supplemental Information and Webcast

The company has created a supplemental data report which provides additional information relevant to its quarterly results. This document can be accessed via a link on the Investors section of the company's website at http://www.hermanmiller.com/about-us/investors.html.

The company will host a live webcast to discuss the results of the third quarter of fiscal 2017 on Thursday, March 23, 2017, at 9:30 a.m. ET. To ensure your access to the webcast, you should allow extra time to visit the company’s website at www.hermanmiller.com to download the streaming software necessary to participate. An online archive of the presentation will be available on the website later that day.

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About Herman Miller
Herman Miller is a globally recognized provider of furnishings and related technologies and services. Headquartered in West Michigan, the global company has relied on innovative design for over 100 years to solve problems for people wherever they work, live, learn, and heal. Herman Miller’s designs are part of museum collections worldwide, and the company is a past recipient of the Smithsonian Institution's Cooper Hewitt National Design Award. Known and respected for its leadership in corporate social responsibility, Herman Miller has earned the Human Rights Campaign Foundation’s top rating in its Corporate Equality Index ten years in a row, was named a 2016 Top 100 Healthiest Employer, and has earned numerous global sustainability awards. In fiscal 2016, the company generated $2.26 billion in revenue and employed nearly 8,000 people worldwide. Herman Miller trades on the NASDAQ Global Select Market under the symbol MLHR.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act, as amended, that are based on management’s beliefs, assumptions, current expectations, estimates, and projections about the office furniture industry, the economy, and the company itself. Words like “anticipates,” “believes,” “confident,” “estimates,” “expects,” “forecasts,” "likely,” “plans,” “projects,” and “should,” variations of such words, and similar expressions identify such forward-looking statements. These statements do not guarantee future performance and involve certain risks, uncertainties, and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence. These risks include, without limitation, the success of our growth strategy, employment and general economic conditions, the pace of economic recovery in the U.S., and in our International markets, the increase in white-collar employment, the willingness of customers to undertake capital expenditures, the types of products purchased by customers, competitive-pricing pressures, the availability and pricing of raw materials, our reliance on a limited number of suppliers, our ability to expand globally given the risks associated with regulatory and legal compliance challenges and accompanying currency fluctuations, the ability to increase prices to absorb the additional costs of raw materials, the financial strength of our dealers and the financial strength of our customers, our ability to locate new DWR studios, negotiate favorable lease terms for new and existing locations and implement our studio portfolio transformation, our ability to attract and retain key executives and other qualified employees, our ability to continue to make product innovations, the success of newly-introduced products, our ability to serve all of our markets, possible acquisitions, divestitures or alliances, the pace and level of government procurement, the outcome of pending litigation or governmental audits or investigations, political risk in the markets we serve, and other risks identified in our filings with the Securities and Exchange Commission. Therefore, actual results and outcomes may materially differ from what we express or forecast. Furthermore, Herman Miller, Inc., undertakes no obligation to update, amend or clarify forward-looking statements.

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Financial highlights for the quarter ended March 4, 2017, follow:

Herman Miller, Inc.
Condensed Consolidated Statements of Operations
(Unaudited) (Dollars in millions, except per share and common share data)

	Three Months Ended				Nine Months Ended
	March 4, 2017		February 27, 2016		March 4, 2017		February 27, 2016
	(13 weeks)		(13 weeks)		(40 weeks)		(39 weeks)
Net Sales	$524.9	100.0%	$536.5	100.0%	$1,701.0	100.0%	$1,682.3	100.0%
Cost of Sales	329.4	62.8%	328.7	61.3%	1,057.6	62.2%	1,033.3	61.4%
Gross Margin	195.5	37.2%	207.8	38.7%	643.4	37.8%	649.0	38.6%
Operating Expenses	157.8	30.1%	163.5	30.5%	498.7	29.3%	494.1	29.4%
Restructuring Expenses	2.7	0.5%	—	—%	3.7	0.2%	—	—%
Operating Earnings	35.0	6.7%	44.3	8.3%	141.0	8.3%	154.9	9.2%
Other Expenses, net	3.0	0.6%	4.4	0.8%	10.4	0.6%	12.3	0.7%
Earnings Before Income Taxes and Equity Income	32.0	6.1%	39.9	7.4%	130.6	7.7%	142.6	8.5%
Income Tax Expense	9.5	1.8%	11.9	2.2%	41.1	2.4%	46.1	2.7%
Equity Income, net of tax	—	—%	0.2	—%	1.1	0.1%	0.4	—%
Net Earnings	22.5	4.3%	28.2	5.3%	90.6	5.3%	96.9	5.8%
Net Earnings Attributable to Noncontrolling Interests	—	—%	0.3	0.1%	0.1	—%	0.8	—%
Net Earnings Attributable to Herman Miller, Inc.	$22.5	4.3%	$27.9	5.2%	$90.5	5.3%	$96.1	5.7%

Amounts per Common Share Attributable to Herman Miller, Inc.
Earnings Per Share – Basic	$0.38		$0.46		$1.51		$1.61
Weighted Average Basic Common Shares	59,846,034		59,885,597		59,910,844		59,837,132
Earnings Per Share – Diluted	$0.37		$0.46		$1.50		$1.59
Weighted Average Diluted Common Shares	60,383,186		60,450,848		60,421,978		60,406,676

Herman Miller, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited) (Dollars in millions)

	Nine Months Ended
	March 4, 2017	February 27, 2016
	(40 weeks)	(39 weeks)
Net Earnings	$90.6	$96.9
Cash Flows provided by Operating Activities	122.1	125.9
Cash Flows used for Investing Activities	(99.0)	(58.0)
Cash Flows used for Financing Activities	(29.6)	(76.6)
Effect of Exchange Rates	0.0	0.3
Change in Cash	(6.5)	(8.4)
Cash, Beginning of Period	84.9	63.7
Cash, End of Period	$78.4	$55.3

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Herman Miller, Inc.
Condensed Consolidated Balance Sheets
(Unaudited) (Dollars in millions)

	March 4, 2017	May 28, 2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$78.4	$84.9
Marketable Securities	8.0	7.5
Accounts and Notes Receivable, net	174.8	211.0
Inventories, net	155.7	128.2
Prepaid Expenses and Other	49.1	48.9
Total Current Assets	466.0	480.5
Net Property and Equipment	302.8	280.1
Other Assets	509.5	474.6
Total Assets	$1,278.3	$1,235.2

LIABILITIES & STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	147.9	165.6
Accrued Liabilities	210.4	224.4
Total Current Liabilities	358.3	390.0
Long-term Debt	234.5	221.9
Other Liabilities	79.2	71.6
Total Liabilities	672.0	683.5
Redeemable Noncontrolling Interests	25.0	27.0
Herman Miller, Inc. Stockholders' Equity	580.9	524.4
Noncontrolling Interests	0.4	0.3
Total Stockholders' Equity	581.3	524.7
Total Liabilities, Redeemable Noncontrolling Interests and Stockholders' Equity	$1,278.3	$1,235.2

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